Exhibit 99.1
G-III APPAREL GROUP, LTD.
For: G-III Apparel Group, Ltd.
Contact: Investor Relations
James Palczynski
(203) 682-8229
Wayne S. Miller, Chief Operating Officer
G-III Apparel Group, Ltd.
(212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES SECOND QUARTER
FISCAL 2011 RESULTS
—Second Quarter Net Sales Grow 39% to $189 million—
—Second Quarter Net Income Per Share of $0.15 compared to Net Loss Per Share of $0.17 Last Year—
—Full Year Guidance for Net Income Per Share Increased to $2.60 to $2.70—
—Full Year Net Sales Guidance Now Exceeds $1 Billion—
New York, New York — September 1, 2010 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the second quarter of fiscal 2011.
The Company reported that, for the three months ended July 31, 2010, net sales increased by 39% to $189.0 million from $135.9 million in the second quarter last year. This increase was stronger than expected and resulted primarily from increased wholesale sales of women’s dresses, sportswear and suits, as well as from higher sales by the Company’s Wilsons retail outlet store business.
Net income for the second quarter of fiscal 2011 improved to $3.0 million, or $0.15 per diluted share, compared to a net loss of $2.8 million, or $0.17 per share, in the year-ago quarter. This shift to profitability was driven by the increase in sales and improved margins in the Company’s wholesale and retail businesses.
Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “The impact of our increasing diversification, both by product categories and brand, was demonstrable in the second quarter. We now have built a dress and sportswear business that is shipping twelve months a year. We are looking ahead to a strong second half of the year as a result of the combination of our dress and sportswear business with our fall and winter outerwear business.”

Mr. Goldfarb continued, “Our Wilsons business is on track to show much improved results for this year coming off an improved first half of the year. We believe that Wilsons is well positioned for a strong second half of the year. We also are quite excited about our Calvin Klein handbags and luggage launch, which we will begin shipping next year and will also further diversify our business.”
Mr. Goldfarb concluded, “We have strong momentum going into the second half of the year with a solid order book and a well balanced diversified business model which we believe will result in continued growth in sales and profits.”
Outlook
The Company has revised its expectations upward for its fiscal year ending January 31, 2011. It is now forecasting net sales of approximately $1.025 billion compared to its prior forecast of approximately $950.0 million of net sales and $800.9 million of net sales in the prior fiscal year. The Company is now forecasting fiscal year 2011 net income in the range of $52.0 million to $54.0 million, or $2.60 to $2.70 per diluted share. This represents an increase from its prior guidance for net income of $44.0 million to $46.0 million, or between $2.20 and $2.30 per diluted share, and from net income of $31.7 million, or $1.83 per diluted share, in the prior fiscal year. The Company is now forecasting EBITDA for the fiscal year ending January 31, 2011 to increase between 56% and 61% from fiscal 2010 to a range of $96.3 million to $99.3 million. The Company previously forecasted EBITDA to increase approximately 35% to 40% from fiscal 2010 to a range of approximately $83.3 million to $86.3 million, compared to EBITDA of $61.6 million in fiscal 2010. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits under licensed brands, its own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Nine West, Ellen Tracy, Tommy Hilfiger, Enyce, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, Tannery West, G-III by Carl Banks and Winlit. G-III also operates retail outlet stores under the Wilsons Leather name.

Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGSM:GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009

Net sales	$188,960	$135,926	$343,237	$243,489

Cost of sales	128,206	95,111	233,447	171,459

Gross profit	60,754	40,815	109,790	72,030

Selling, general and administrative expenses	53,844	43,195	103,525	84,078

Depreciation and amortization	1,277	1,384	2,557	2,788

Operating income/(loss)	5,633	(3,764)	3,708	(14,836)

Interest and financing charges, net	634	1,022	996	1,707

Income/(loss) before taxes	4,999	(4,786)	2,712	(16,543)

Income tax expense/(benefit)	2,000	(2,010)	1,085	(6,948)

Net income/(loss)	$2,999	$(2,776)	$1,627	$(9,595)

Net income/(loss) per common share:
Basic	$0.16	$(0.17)	$0.09	$(0.57)

Diluted	$0.15	$(0.17)	$0.08	$(0.57)

Weighted average shares outstanding:
Basic	19,126	16,726	19,016	16,711
Diluted	19,652	16,726	19,540	16,711

Balance Sheet Data (in thousands):			At July 31, 2010	At July 31, 2009

Working Capital			$175,877	$92,699
Cash			6,147	5,682
Inventory			223,543	172,439
Total Assets			457,329	373,099
Outstanding Borrowings			77,411	111,336
Total Shareholders’ Equity			$239,709	$153,895

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES

RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(in thousands)
(Unaudited)

	Forecasted	Actual
	Twelve Months Ending	Twelve Months Ended
	January 31, 2011	January 31, 2010

EBITDA, as defined	$96,300 – $99,300	$61,587

Depreciation and amortization	6,200	5,380

Interest and financing charges, net	3,400	4,705

Income tax expense	34,700 – 35,700	19,784

Net income	$52,000 – $54,000	$31,718

EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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